EXHIBIT 5

[Letterhead of Eckert Seamans Cherin & Mellott, LLC]

July 15, 2005

Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario
Canada M5J262

Re: Registration Statement on Form S-3

Gentlemen/Ladies:

We have acted as counsel to Generex Biotechnology Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to a public offering of up to 12,325,085 shares of the Company’s common stock (the "Common Stock") par value $.001 per share, currently outstanding or issuable upon the conversion or exercise, as applicable, of certain outstanding notes, debentures and warrants and in connection with certain additional investment rights (the “Shares”). The Shares are proposed to be sold pursuant to the Prospectus included in the Registration Statement by certain holders of such Shares and certain holders of notes, debentures, warrants and additional investment rights of the Company.

We are familiar with the Registration Statement. We have reviewed the Company’s Restated Certificate of Incorporation and By-laws, each as amended to date. We also have examined such public and private corporate documents, certificates, instruments and corporate records, and have made such other and further investigation, as we have deemed necessary for the purpose of expressing an opinion on the matters set forth below. In all of our examinations we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals or copies, and the conformity of any copies to the originals. We have also made such investigations of law as we have considered necessary or appropriate to form a basis for this opinion.

On the basis of the foregoing, we are of the opinion that the Shares, when sold, or when issued and sold upon the conversion or exercise, as applicable, of the notes, debentures and warrants and in connection with the additional investment rights, and in accordance with the terms of such notes, debentures and warrants and additional investment rights, will be validly issued, fully paid and nonassessable.

We are members of the bar of the Commonwealth of Pennsylvania and our opinion herein is limited to the Delaware General Corporation Law and the federal laws of the United States of America, to the extent applicable.

This opinion is limited to the facts and law as they may appear to us on the date hereof, and we assume no responsibility to update this opinion for changes in the law or new facts which may come to our attention.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and consent to the reference to us under the caption “Legal Matters” in the Prospectus included in the Registration Statement. . In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ ECKERT SEAMANS CHERIN & MELLOTT, LLC